Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (800) 219-4312

1 Lane Technologies Corp.
c/o Aviram Malik
76/7 Zalman Shazar Street.
Hod Hasharon, Israel 45350

Dear Mr. Malik:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the Registration Statement of 1 Lane Technologies Corp. on Form SB-2 of my report on the financial statements of the Company as its registered independent auditor dated January 15, 2008, as of and for the period ended December 31, 2007. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
January 29, 2008